JETBLUE AIRWAYS REPORTS APRIL TRAFFIC

New York, NY (May 10, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for April 2018. Traffic in April increased 5.7 percent from April 2017, on a capacity increase of 5.3 percent.

Load factor for April 2018 was 85.7 percent, an increase of 0.4 points from April 2017. JetBlue’s preliminary completion factor was 98.7 percent and its on-time (1) performance was 67.6 percent. JetBlue continues to expect second quarter revenue per available seat mile (RASM) to range between (3.0) percent and 0.0 percent compared to the second quarter of 2017, including a 2.5 point headwind from holiday placement, as well as a 1.25 point headwind from completion factor and co-brand incentive payments previously disclosed for the second quarter of 2017.

JETBLUE AIRWAYS TRAFFIC RESULTS

	April 2018	April 2017	% Change
Revenue passenger miles (000)	4,301,561	4,068,156	5.7%
Available seat miles (000)	5,020,145	4,768,608	5.3%
Load factor	85.7%	85.3%	0.4 pts.
Revenue passengers	3,603,368	3,457,812	4.2%
Departures	30,885	30,014	2.9%
Average stage length (miles)	1,098	1,080	1.7%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	16,167,706	15,467,156	4.5%
Available seat miles (000)	19,044,704	18,348,378	3.8%
Load factor	84.9%	84.3%	0.6 pts.
Revenue passengers	13,484,153	13,168,341	2.4%
Departures	116,931	115,738	1.0%
Average stage length (miles)	1,098	1,079	1.8%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 102 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

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